UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_________________

Date of Report
(Date of earliest
event reported):	March 18, 2008

ORION ENERGY SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Wisconsin	01-33887	39-1847269
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

1204 Pilgrim Road, Plymouth, Wisconsin 53073
(Address of principal executive offices, including zip code)
(920) 892-9340
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

_________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

        The information set forth under Item 2.03, “Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant,” is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

        On March 18, 2008, the Credit and Security Agreement, dated December 22, 2005, as amended (the “Former Agreement”), by and among Orion Energy Systems, Inc. (the “Company”), Great Lakes Energy Technologies, LLC (a wholly owned subsidiary of the Company) (“Great Lakes”), and Wells Fargo Bank, National Association (“Wells Fargo”), was terminated and replaced with the Credit Agreement described in Item 2.03 of this Current Report on Form 8-K. The Former Agreement provided the Company with a revolving credit facility of up to $25.0 million that matured in December 2008. Borrowings under the Former Agreement bore interest at prime plus 1.0% per annum.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

        On March 18, 2008, the Company entered into a Credit Agreement (the “Credit Agreement”) among the Company, Great Lakes and Wells Fargo. The Credit Agreement replaced the Former Agreement.

        The Credit Agreement provides for a revolving credit facility (“Line of Credit”) that matures on August 31, 2010. The initial maximum aggregate amount of availability under the Line of Credit is $25.0 million. The Company has a one-time option to increase the maximum aggregate amount of availability under the Line of Credit to up to $50.0 million; provided that any advance from the Line of Credit over $25.0 million is discretionary to Wells Fargo, and Wells Fargo has no obligation to make such an advance even if no event of default has occurred under the Credit Agreement. In addition, the Company may cause Wells Fargo to issue standby letters of credit for the Company’s account in the aggregate principal amount of up to $10.0 million, with each drawing paid under a letter of credit being deemed an advance under the Line of Credit. Borrowings under the Credit Agreement are limited to a percentage of eligible trade accounts receivables and inventories, less any borrowing base reserve that may be established from time to time by Wells Fargo pursuant to the terms of the Credit Agreement.

        The Credit Agreement is secured by a first lien security interest in all of the Company’s accounts receivable, general intangibles and inventory, and a second lien priority in all of the Company’s equipment and fixtures.

        The Company must pay a fee of 0.20% on the average daily unused amount of the Line of Credit, fees upon the issuance of each letter or credit equal to 1.25% per annum of the principal amount thereof, and a fee equal to 1.0% of the principal amount of the Line of Credit then in effect if the Company terminates the Line of Credit prior to December 23, 2008.

        The Credit Agreement incorporates by reference the terms of a promissory note, dated March 18, 2008, which evidences the Company’s obligation to repay advances under the Line of Credit (the “Note”). The Note provides that the Company has the option to select the interest rate applicable to all or a portion of the outstanding principal balance of the Note either (i) at a fluctuating rate per annum one percent (1.00%) below the prime rate in effect from time to time, or (ii) at a fixed rate per annum determined by Wells Fargo to be one and one quarter percent (1.25%) above LIBOR in effect on the first day of the applicable Fixed Rate Term (as such term is defined in the Note). At any time any portion of the Note bears interest determined in relation to LIBOR, it may be continued by the Company at the end of the applicable Fixed Rate Term so that all or a portion thereof bears interest determined in relation to the prime rate or to LIBOR for a new Fixed Rate Term designated by the Company. At any time any portion of the Note bears interest determined in relation to the prime rate, the Company may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by the Company. Interest is payable on the last day of each month, commencing March 31, 2008. Following maturity, or an earlier date on which all principal and interest owing becomes due, borrowings under the Note will bear interest at a rate equal to 4.0% above the rate otherwise applicable to the Note.

        The Company may prepay principal on any portion of the Note which bears interest determined in relation to the prime rate at any time, in any amount and without penalty.

        The Company may also prepay principal on any portion of the Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of $100,000, in which case the Company must pay a fee equal to the sum of the discounted monthly differences for each month from the month of prepayment through the month in which the applicable Fixed Rate Term matures, calculated as specified in the Note. The Company must also pay such a fee if any portion of the Note bearing interest determined in relation to LIBOR becomes due and payable at any time prior to the last day of the applicable Fixed Rate Term, by acceleration or otherwise. If the Company fails to pay any prepayment fee when due, the amount of such prepayment fee will thereafter bear interest until paid at a rate per annum 2.0% above the prime rate in effect from time to time.

        The Credit Agreement contains certain financial covenants including minimum net income requirements and requirements that the Company maintain net worth and fixed charge coverage ratios at prescribed levels. The Credit Agreement also contains certain restrictions on the ability of the Company to make capital or lease expenditures over prescribed limits, incur additional indebtedness, consolidate or merge, guarantee obligations of third parties, makes loans or advances, declare or pay any dividend or distribution on its stock, redeem or repurchase shares of its stock, or pledge assets.

        The Credit Agreement also contains customary events of default. If an event of default under the Credit Agreement occurs, then the lenders may declare any outstanding obligations under the Credit Agreement to be immediately due and payable and the lenders’ obligations to extend further credit will terminate.

        The description of the Credit Agreement set forth above is qualified by reference to the Credit Agreement filed herewith as Exhibit 10.1 and incorporated herein by reference. The description of the Note set forth above is qualified by reference to the Note filed herewith as Exhibit 10.2 and incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Not applicable.

        (e)    On March 18, 2008, the Company entered into an Executive Employment and Severance Agreement (the “Employment Agreement”), the general content of which was previously disclosed by the Company in its Registration Statement on Form S-1 (Reg. No. 333-145569), with John H. Scribante.

        Under the Employment Agreement, the Company will employ Mr. Scribante for an initial term through March 31, 2009, after which the Employment Agreement will automatically renew for successive terms of a specified duration (indicated in the table below) unless either party provides advance notice of non-renewal. The Employment Agreement entitles Mr. Scribante to a specified base salary amount (indicated in the table below) for the Company’s fiscal years 2008 and 2009 and provides that the base salary may be increased thereafter from time to time by the Board of Directors of the Company.

        The Employment Agreement also specifies the position with the Company in which Mr. Scribante will serve (indicated in the table below), and provides that Mr. Scribante will devote his full business time and best efforts to the performance of his duties under the Employment Agreement. The Employment Agreement provides (i) that Mr. Scribante will receive certain Company-provided insurance benefits and (ii) that Mr. Scribante will be entitled to participate in incentive plans and programs and other employee benefit plans that are generally provided to senior executives of the Company.

        Under the Employment Agreement, if Mr. Scribante’s employment is terminated without “Cause” (as defined in the Employment Agreement) or for “Good Reason” (as defined in the Employment Agreement) prior to the end of the employment period, then Mr. Scribante will be entitled to (i) a lump sum severance benefit equal to a multiple (indicated in the table below) of the sum of his base salary plus the average of the prior three years’ bonuses; (ii) a pro rata bonus for the year of the termination; and (iii) COBRA premiums at the active employee rate for the duration of his COBRA continuation coverage period. The Employment Agreement also requires Mr. Scribante not to, during his employment and for two years following the termination of his employment, (x) disclose any confidential information of the Company, (y) compete with the Company or (z) solicit the employees or other persons with business relationships with the Company.

        The Employment Agreement provides that, upon a Change of Control (as defined in the Employment Agreement), Mr. Scribante’s employment term would automatically be extended for the period indicated in the table below. Following the Change of Control, Mr. Scribante would be guaranteed the same base salary and a bonus opportunity at least equal to 100% of the prior year’s target award and with the same general probability of achieving performance goals as prior to the Change of Control. In addition, Mr. Scribante would be guaranteed participation in salaried and executive benefit plans that provide benefits, in the aggregate, at least as great as the benefits being provided prior to the Change of Control. The severance provisions would remain the same as in the pre-Change of Control context as described above, except that the multiplier used to determine the severance amount and the post-Change of Control employment term would increase, as is shown in the table below.

        The position, base salary, renewal period and severance multiplier specified by the Employment Agreement are as follows:

		Fiscal Year Base Salary ($)		Pre-Change of Control		Post-Change of Control
Name	Position	2008	2009	Renewal Period (years)	Severance Multiplier	Renewal Period (years)	Severance Multiplier
John H.	Senior Vice	150,000	225,000	1	0.5	1	1
Scribante	President of
	Business
	Development

        The Employment Agreement contains “valley” excise tax provisions that provide that all amounts payable to Mr. Scribante under his Employment Agreement and any other of the Company’s agreements or plans that constitute change of control payments will be cut back to one dollar less than three times Mr. Scribante’s “base amount,” as defined by Internal Revenue Code (“Code”) Section 280G, unless he would retain a greater amount by receiving the full amount of the payment and personally paying the excise taxes. Under the Employment Agreement, the Company would not be obligated to gross up Mr. Scribante for any excise taxes imposed on excess parachute payments under Code Section 280G or 4999.

        The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed herewith as Exhibit 10.3 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

a.	Not applicable.

b.	Not applicable.

c.	Not applicable.

d.	Exhibits. The following exhibits are being filed herewith:

(10.1)	Credit Agreement, dated March 18, 2008, among the Company, Great Lakes Energy Technologies, LLC, and Wells Fargo Bank, National Association.

(10.2)	Revolving Line of Credit Note, dated March 18, 2008, among the Company, Great Lakes Energy Technologies, LLC, and Wells Fargo Bank, National Association.

(10.3)	Executive Employment and Severance Agreement, dated March 18, 2008, between the Company and John H. Scribante.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORION ENERGY SYSTEMS, INC.
Date: March 19, 2008	By: /s/ Neal R. Verfuerth
Neal R. Verfuerth
President and Chief Executive Officer

ORION ENERGY SYSTEMS, INC.
FORM 8-K
EXHIBIT INDEX

Exhibit
Number

(10.1)	Credit Agreement, dated March 18, 2008, among the Company, Great Lakes Energy Technologies, LLC, and Wells Fargo Bank, National Association.

(10.2)	Revolving Line of Credit Note, dated March 18, 2008, among the Company, Great Lakes Energy Technologies, LLC, and Wells Fargo Bank, National Association.

(10.3)	Executive Employment and Severance Agreement, dated March 18, 2008, between the Company and John H. Scribante.